UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2025

CAMP4 THERAPEUTICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-42365	81-1152476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 1400 West, 3rd Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)
(Registrant’s telephone number, including area code): (617) 651-8867
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CAMP	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 17, 2025, CAMP4 Therapeutics Corporation (the “Company”) entered into a Research, Collaboration and License Agreement (the “Agreement”) with GlaxoSmithKline Intellectual Property (No. 3) Limited (“GSK”). Pursuant to the Agreement, the Company and GSK have agreed to collaborate on the research and development of antisense oligonucleotide (“ASO”) therapeutics targeting regulatory RNAs associated with multiple gene targets relevant to neurodegenerative and kidney disease indications (the “Collaboration Targets”). The collaboration combines the Company’s proprietary regRNA mapping and ASO discovery platform with GSK’s global development and commercial capabilities.

Under the terms of the Agreement, the Company has granted GSK an exclusive, worldwide license under certain patents and know-how to research, develop, manufacture, and commercialize certain compounds and products directed to the Collaboration Targets. The Company has agreed to conduct research activities under agreed research plans to identify, validate, and deliver lead ASO series that achieve certain criteria set forth in the research plan for each Collaboration Target and transfer related data packages and know-how to GSK. After such research activities, GSK will have sole responsibility for development, regulatory activities, manufacturing, and commercialization of licensed compounds and licensed products globally.

GSK has agreed to pay the Company a one-time, non-refundable upfront payment of $17.5 million. In addition, the Company is eligible to receive up to $440 million in development and commercial milestone payments, subject to achievement of specified criteria, as well as tiered royalties on annual net sales of licensed products ranging from the low- to mid-single digits during a defined royalty term for each licensed product.

The Agreement includes customary provisions regarding governance, diligence, intellectual property ownership, confidentiality, and indemnification. The Agreement may be terminated in its entirety or on a Collaboration Target-by-Collaboration Target basis for convenience by GSK and may also be terminated by either the Company or GSK under certain other circumstances, including material breach, as set forth in the Agreement. The term of the Agreement continues on a country-by-country and product-by-product basis until the expiration of the applicable royalty term, unless terminated earlier in accordance with its terms.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Item 7.01 Regulation FD Disclosure
On December 18, 2025, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by CAMP4 Therapeutics Corporation on December 18, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMP4 THERAPEUTICS CORPORATION

By:	/s/ Josh Mandel-Brehm
Name: Josh Mandel-Brehm
Title: President and Chief Executive Officer
Date: December 18, 2025